Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II RECEIVES EXTENSION FROM NASDAQ

GALION, Ohio, August 14, 2007 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today announced that it has received notification from The NASDAQ Stock Market that the Company has been granted an additional 180-day period, or until February 7, 2008, to regain compliance with NASDAQ’s $1.00 per share minimum bid price requirement set forth in Marketplace Rule 4310(c)(4). The Company currently meets all initial inclusion criteria for the NASDAQ Capital Market except the minimum bid price.

If at any time before February 7, 2008, the closing bid price is $1.00 or more for a minimum of 10 consecutive trading days, NASDAQ will provide written notification that the Company has regained compliance with the minimum bid price requirement. If the Company does not regain compliance by February 7, 2008, NASDAQ will provide written notification that the Company is no longer in compliance with requirements for inclusion in the NASDAQ Capital Market and that the Company’s common stock will be delisted. The Company will have the right at such time to appeal such determination.

The Company is evaluating various alternatives in the event its closing price does not meet the NASDAQ minimum bid price within the grace period.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession;

a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.